Exhibit 10.29

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (the “Agreement”) is sat by and between ARTIVA BIOTHERAPEUTICS, INC. (“Company”) and MEF CONSULTING LLC, a Limited liability company (“Consultant”), effective as of April 3, 2023 (the “Effective Date”).

Company dean to benefit from Consultant’s expertise and experience by retaining Consultant as a consultant, and Consultant wishes to perform consulting services for Company, as provided for below. Accordingly. Company and Consultant agree as follows:

1. ENGAGEMENT OF SERVICES. Subject to the terms of this Agreement, Consultant agrees to provide consulting services to Company as described in EXHIBIT A hereto (collectively, the “Services”) during the term of this Agreement. Consultant agrees to exercise diligence and the highest degree of professionalism in providing Services under this Agreement. Company will make its facilities and equipment available to Consultant when necessary. Consultant may not subcontract or otherwise delegate his obligations under this Agreement without Company’s prior written consent. Consultant shall perform all Services in compliance with all applicable laws.

2. COMPENSATION. As sole compensation for the performance of the Services, Company will pay to Consultant the amounts and on the schedule specified in EXHIBIT A. Consultant will be reimbursed for expenses as specified in EXHIBIT A.

3. INDEPENDENT CONTRACTOR RELATIONSHIP. is that of an independent contractor, and nothing in this Agreement is intended to, or should be construed to, create a partnership, agency, joint venture or employment relationship with Company and Consultant. Consultant is not entitled to and will be excluded from participating in any of Company’s fringe benefit plans or programs as a result of the performance of the Services, including, but not limited to, health, sickness, accident or dental coverage, life insurance, disability benefits, accidental death and dismemberment coverage, unemployment insurance coverage, workers’ compensation coverage, and pension or 401(k) benefit(s) provided by Company to its employees (and Consultant waives the right to receive any such benefits). Consultant agrees, as an independent contractor, that he is not entitled to unemployment benefits in the event this Agreement terminates, or workers’ compensation benefits in the event that he is injured in any manner or becomes ill while performing the Services under this Agreement. Consultant is solely responsible for all tax returns, payments, or reports required to be filed with or made to any federal, state or local tax authority with respect to Services and receipt of fees under this Agreement. Consultant has discretion to set its own hours. Consultant is not authorized to make any representation, contract or commitment on behalf of Company, unless specifically requested or authorized to do so by an executive officer of Company. No part of Consultant s compensation will be subject to withholding by Company for the payment of any social security, federal, state or any other employee payroll taxes. Company will regularly report any amounts paid to Consultant by filing Form 1099-MISC with the Internal Revenue Service as required by law. Consultant hereby agrees to indemnify and defend Company against any and all income and employment taxes or contributions owed as a result of any fees and payments made to Consultant hereunder, including penalties and interest.

4. TRADE SECRETS; INTELLECTUAL PROPERTY RIGHTS.

4.1 Confidential Information. Consultant agrees during the term of this Agreement and thereafter that he will take all steps necessary to hold Company’s Confidential Information in trust and confidence, will not use Confidential Information in any manner or for any purpose not expressly set forth in this Agreement, and will not disclose any such Confidential Information to any third party with out first obtaining Company’s express written consent on a case-by-case basis. “Confidential Information” includes, but is not limited to, all information related to Company s business and its actual or anticipated research and development, including without limitation (a) trade secrets, inventions, ideas, processes, computer source and object code, formulae, data, programs, other works of authorship, know-how, improvements, discoveries, developments, designs, and techniques; (b) information regarding products or plans for research and development, marketing and business plans, budgets, financial statements, contracts, prices, suppliers, clients and customers; (c) information regarding the skills and compensation of Company’s employees, contractors, and any other service providers of Company; and (d) the existence of any business discussions, negotiations, or agreements between Company and any third party. In addition, “Company Work Product” (defined below) shall constitute Confidential Information. Notwithstanding the other provisions of this Agreement, nothing received by Consultant will be considered to be Confidential Information if Consultant can demonstrate by clear and convincing evidence that: (i) it has been published or is otherwise readily available to the public other than by a breach of this Agreement; (ii) it has been rightfully received by Consultant from a third party without confidential limitations; (iii) it has been independently developed for Consultant by personnel or agents having no access to Company Confidential Information, as evidenced by Consultant’s written records; or (iv) it was known to Consultant prior to its first receipt from Company, except in the case of Company Work Product, which shall not be subject to the exception in this Section 4.1. Further, notwithstanding the other provisions of this Agreement, pursuant to 18 U.S.C. Section 1833(b), Consultant shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

4.2 Third Party Information. Consultant understands that Company has received and will in the future receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on Company’s part to maintain the confidentiality of such information and use it only for certain limited purposes. Consultant agrees to hold Third Party Information in confidence and not to disclose to anyone (other than Company personnel who need to know such information in connection with their work for Company) or to use, except in connection with Consultant’s work for Company, Third Party Information unless expressly authorized in writing by an executive officer of Company.

4.3 No Conflict of Interest. Consultant agrees during the term of this Agreement not to accept work or enter into a contract or accept an obligation inconsistent or incompatible with Consultant’s obligations under this Agreement or the scope of services rendered for Company. Consultant warrants that to the best of his knowledge, there is no other existing contract or duty on Consultant’s part inconsistent with this Agreement. Consultant further agrees not to disclose to Company, or bring onto cy’s premises, or induce Company to use any confidential information that belongs to anyone other than Company or Consultant.

4.4 Disclosure of Work Product. As used in this Agreement, the term “Work Product” means any trade secrets, ideas, inventions (whether patentable or unpatentable), mask works, processes, procedures, formulations, formulas, software source and object codes, data, programs, other works of authorship, know-how, improvements, discoveries, developments, designs and techniques, trademarks, manufacturing techniques, or other copyrightable or patentable works. Consultant agrees to disclose promptly in writing to Company, or any person designated by Company, all Work Product that is solely or jointly conceived, made, reduced to practice, or learned by Consultant in the course of any work or Services performed for Company (“Company Work Product”).

4.5 Assignment of Company Work Product. Consultant irrevocably assigns to Company all right, title, and interest worldwide in and to Company Work Product and all applicable intellectual property rights related to Company Work Product, including without limitation, copyrights, trademarks, trade secrets, patents, moral rights, contract, and licensing rights (the “Proprietary Rights”). Consultant retains no rights to use Company Work Product and agrees not to challenge the validity of Company’s ownership in Company Work Product.

4.6 Waiver of Assignment of Other Rights. If Consultant has any rights to Company Work Product that cannot be assigned to Company, Consultant unconditionally and irrevocably waives the enforcement of such rights and all claims and causes of action of any kind against Company with respect to such rights. Consultant agrees, at Company’s request and expense, to consent to and join in any action to enforce such rights. If Consultant has any right to Company Work Product that cannot be assigned to Company or waived by Consultant, Consultant unconditionally and irrevocably grants to Company during the term of such rights, an exclusive, irrevocable, perpetual, worldwide, fully paid and royalty-free license, with rights to sublicense through multiple levels of sublicensees, to reproduce, create derivative works of, distribute, publicly perform and publicly display by all means now known or later developed, such rights.

4.7 Assistance. Consultant agrees to cooperate with Company or its designee(s), both during and after the term of this Agreement, in the procurement and maintenance of Company s rights in Company Work Product, and to execute, when requested, any other documents deemed necessary by Company to carry out the purpose of this Agreement.

4.8 Enforcement of Proprietary Rights. Consultant will assist Company in every proper way to obtain, and from time to time enforce, United States and foreign Proprietary Rights relating to Company Work Product in any and all countries. To that end Consultant will execute, verify, and deliver such documents and perform such other acts (including appearances as a witness) as Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining, and enforcing such Proprietary Rights and the assignment thereof. In addition, Consultant will execute, verify, and deliver assignments of such Proprietary Rights to Company or its designee. Consultant’s obligation to assist Company with respect to Proprietary Rights relating to such Company Work Product in any and all countries shall continue beyond the termination of this Agreement, but Company shall compensate Consultant at a reasonable rate after such termination for the time actually spent by Consultant at Company’s request on such assistance.

4.9 Execution of Documents. In the event Company is unable for any reason, after reasonable effort, to secure Consul the actions specified in the preceding Sections 4.7 and 4.8, Consultant hereby irrevocably designates and appoints Company and its duly authorized officers and agents as agent and attorney in fact, which appointment is coupled with an interest, to act for and in its behalf to execute, verify, and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph with the same legal force and effect as if executed by Consultant. Consultant hereby waives and quitclaims to Company any and all claims, of any nature whatsoever, which Consultant now or may hereafter have for infringement of any Proprietary Rights assigned hereunder to Company.

5. CONSULTANT REPRESENTATIONS AND WARRANTIES.

5.1 Representations. Consultant hereby represents and warrants that (a) Company Work Product will be an original work of Consultant; (b) neither Company Work Product nor any element thereof will be subject to any restrictions or to any mortgages, liens, pledges, security interests, encumbrances, or encroachments; (c) Consultant will not grant, directly or indirectly, any rights or interest whatsoever in Company Work Product to third parties; and (d) Consultant has full right and power to enter into and perform this Agreement without the consent of any third party.

5.2 Debarment. Consultant warrants that he is not and has not previously been (a) debarred under 21 U.S.C. § 335(a) or other law; (b) debarred or excluded under 42 U.S.C. § 1320a-7 or other law from participation in the Medicare program, any state Medicaid program or any other federal health care program, (c) disqualified as described in 21 C.F.R. § 812.119, (d) charged with, indicted for or convicted of a criminal offense that would lead to debarment under 21 U.S.C. 335a or other law, or exclusion from participation in the Medicare program, any state Medicaid program or any other federal health care program; or (d knowledge, under investigation by any government body for debarment, disqualification or exclusion action. Consultant further warrants and covenants it has not, and shall not, knowingly employ, contract with, or retain any person or entity directly or indirectly to perform Services under this Agreement if such a person or entity is or has been (i) debarred under 21 U.S.C. § 335(a) or other law; (ii) debarred or excluded under 42 U.S.C. § 1320a-7 or other law from participation in the Medicare program, any state Medicaid program or any other federal health care program, (iii) disqualified as described in 21 C.F.R. § 812.119, (iv) charged with, indicted for or convicted of a criminal offense that would lead to debarment under 21 U.S.C. 335a or other law, or exclusion from participation in the Medicare program, any state Medicaid program or any other federal health care program; or (v) to Consultant’s actual knowledge, under investigation by any government body for debarment, disqualification or exclusion action. In the event that Consultant becomes aware of or receives notice of any debarment, exclusion, disqualification or investigation described above of Consultant or any person or entity directly or indirectly involved in the performance of the Services, Consultant shall notify Company in writing.

6. TERM AND TERMINATION.

6.1 Term. Subject to Sections 6.1 and 6.2 below, the term of this Agreement will begin as of the Effective Date and will continue for a period of 6 months, unless earlier terminated by either party in accordance with this Section 6.

6.2 Termination by Company. Company may terminate this Agreement at its convenience and without any breach by Consultant upon 30 days prior written notice to Consultant. Company may also terminate this Agreement immediately in its sole discretion upon this Agreement.

6.3 Termination by Consultant. Consultant may terminate this Agreement at any time upon 30 days prior written notice to Company.

6.4 Noninterference. During the term of this Agreement and for a period of one year immediately following termination of this Agreement by either party, Consultant agrees not to solicit or induce (or attempt to solicit or induce) any employee, consultant, agent, or independent contractor to terminate or breach an employment, contractual, or other relationship with Company.

6.5 Conflicts. Consultant agrees that during the term of this Agreement, in the event that Consultant agreement to perform services anywhere in the world for, or in any way manage, operate, join, control or participate in the ownership, management, operation or control of, or be connected to as an employee, shareholder, director, manager, member, consultant, adviser, volunteer, partner or otherwise, whether for compensation or not, any entity that engages in the research, development, manufacturing, production, marketing or sale of cellular immunotherapies utilizing natural killer cells, Consultant shall immediately notify Company, and Company shall have the right to immediately terminate this agreement.

6.6 Return of Company Property. Unless otherwise authorized by Company, upon termination of the Agreement or earlier as requested by Company, Consultant will deliver to Company any and all drawings, notes, memoranda, specifications, devices, formulas, and documents, together with all copies thereof, and any other material containing or disclosing any Company Work Product, Third Party Information, or Proprietary Information of Company. Consultant further agrees that any Company, including all forms of storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice.

6.7 Survival. The following provisions shall survive termination of this Agreement: Section 4, Section 5, Section 6.4, Section 6.5, Section 6.6, Section 7 and Section 8.

7. INDEMNIFICATION. Consultant will indemnify, defend and hold Company harmless from and against any and all losses, claims, and expenses (including reasonable attorneys’ fees) directly or indirectly arising out of, or resulting from, (a) Consultant’s commission of any act or omission related to the Services he performs; (b) Consultant’s unauthorized use of any Confidential Information; or, (c) Consultant’s breach of any representation, warranty, or covenant contained in this Agreement, or otherwise made to the Company.

8. GENERAL PROVISIONS.

8.1 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of California and all claims relating to or arising out of this Agreement, or the breach thereof, whether sounding in contract, tort or otherwise, shall likewise be governed by the laws of the state of California. The parties consent to and agree that service of any summons and complaint or other process in any such action or proceeding may be made by registered or certified mail in addition to personal service, or any other form of service contemplated by the laws of the state of California.

8.2 Severability. In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal, or unenforceable provision had never been contained herein. If moreover, any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity, or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

8.3 No Assignment. This Agreement may not be assigned by Consultant without consent, and any such attempted assignment shall be void and of no effect.

8.4 Notices. All notices, requests, and other communications under this Agreement must be in writing and must be mailed by registered or certified mail, postage prepaid and return receipt requested, electronic mail, or delivered by hand to the party to whom such notice is required or permitted to be given. If mailed, any such notice will be considered to have been given five (5) business days after it was mailed, as evidenced by the postmark. If emailed, any such notice will be considered to have been given upon acknowledgment of receipt of electronic transmission. If delivered by hand, any such notice will be considered to have been given when received by the party to whom notice is given, as evidenced by written and dated receipt of the receiving party. The address for notice to either party will be the address shown on the signature page of this Agreement. Either party may change its address by notice as provided by this section.

8.5 Legal Fees. If any dispute arises between the parties with respect to the matters covered by this Agreement which leads to a proceeding to resolve such dispute, the prevailing party in such proceeding shall be entitled to receive its reasonable attorneys fees, expert witness fees, and out-of-pocket costs incurred in connection with such proceeding, in addition to any other relief it may be awarded.

8.6 Injunctive Relief. A breach of any of the promises or agreements contained in this Agreement may result in irreparable and continuing damage to Company for which there may be no adequate remedy at law, and Company is therefore entitled to seek injunctive relief as well as such other and further relief as may be appropriate.

8.7 Waiver. No waiver by Company of any breach of this Agreement shall be a waiver of any preceding or succeeding breach. No waiver by Company of any right under this Agreement shall be construed as a waiver of any other right. Company shall not be required to give notice to enforce strict adherence to all terms of this Agreement.

8.8 Entire Agreement. This Agreement is the final, complete, and exclusive agreement of the parties with respect to the subject matter hereof. This Agreement supersedes all prior discussions between the parties. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing and signed by Consultant and an executive officer of Company. The terms of this Agreement will govern all Services undertaken by Consultant for Company.

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IN WITNESS WHEREOF, the parties have caused this Consulting Agreement to be executed by their duly authorized representative.

COMPANY:

ARTIVA BIOTHERAPEUTICS, INC.

By:	/s/ Fred Aslan
Name: Fred Aslan
Title: CEO

Address:	Artiva Biotherapeutics 5505 Morehouse Drive Suite 100 San Diego, CA 92121 USA

Email:	Legal@artivabio.com

CONSULTANT:

MEF CONSULTING LLC

/s/ Michael Faerm
Name: Michael Faerm

Address:	15886 Angeline Place
San Diego, CA 92127

EXHIBIT A

SERVICES

1